Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

FORBES ENERGY SERVICES PROVIDES

SELECTED FINANCIAL INFORMATION

ALICE, TEXAS – July 20, 2010 – Forbes Energy Services Ltd. (TSX: FRB) (collectively with its subsidiaries, the “Company”), in connection with the recently announced consent solicitation of the 11% Senior Secured Notes due 2015 issued by two of its subsidiaries, is releasing the following selected financial information today.

The Company is benefiting from strengthened activity across all of its markets, particularly in South Texas. This activity has allowed the industry, and the Company, to implement gradual customer price increases beginning in the first quarter of 2010. John Crisp, the President and Chief Executive Officer of Forbes Energy Services Ltd., stated, “These increases have now allowed the Company to establish a more normalized gross margin.”

Mr. Crisp further stated, “Beginning in the second quarter most Company employees were granted rate increases in response to these improving industry conditions and tighter labor markets. Even with these increased costs, the Company has been able to retain the majority of the customer price increases in the form of expanded margins as it realigned its revenues and costs.”

Gross revenues for the months of April and May 2010 are approximately $24 million and $27 million, respectively. Once all the numbers are finalized, the Company expects June 2010 revenues to be in line with May. The Company estimates adjusted EBITDA for the second quarter will be in excess of $10.5 million as compared with adjusted EBITDA for the first quarter of 2010 of $5 million. It is anticipated that U.S. operations will contribute approximately 80% of the second quarter adjusted EBITDA with Mexico contributing the balance.

Accounts receivable as of May 31, 2010 amounted to $73 million as compared to December 31, 2009 accounts receivable of $53 million. The May 31, 2010 balance was comprised of approximately $51 million from the United States and $22 million from Mexico. This resulted in Days Sales Outstanding (“DSO”) of 68 and 71 in the United States as of December 31, 2009 and May 31, 2010, respectively, and days sales outstanding of 243 and 187 in Mexico as of December 31, 2009 and May 31, 2010, respectively.

The United States DSO reflects the rapid ramp-up in revenues from December through May. Future months should see the United States DSO begin to decline, more in line with industry averages.

The new management team in Mexico has implemented new systems to ensure timely billings to Pemex, which we believe will begin to improve our DSO. Although the new team has developed a closer working relationship with Pemex and now better understands the billing process, Mexico DSO will continue to lag behind those in the United States due to the extended approval and billing process required by Pemex.

During 2009 and, to a lesser degree, the first quarter of 2010, the Company provided additional working capital to Mexico. Since mid-March, with the new billing processes and more efficient field operations, Mexico has generated adequate cash flow from which to pay its expenses. The Company believes its Mexico operation will soon begin generating adequate cash flow to begin distributions to the United States.

Unrestricted cash on deposit as of the following dates was:

March 31, 2010	$12.6 million
May 31, 2010	$17.3 million (adjusted for bond repurchase of $7.2 million)
July 19, 2010	$15.5 million

A statement of cash flows through March 31, 2010 was provided in our Report on Form 10-Q for the quarter ended March 31, 2010, and can be found on the Company’s website (www.ForbesEnergyServices.com) or at www.sec.gov. The following update provides selected information relative to the quarter ending June 30, 2010. During the second quarter a preferred stock offering was completed for net proceeds of approximately $14 million. Additionally, it is projected that the Company generated in excess of $10.5 million in adjusted EBITDA during the second quarter. During this same quarter, the Company repurchased approximately $7 million in bonds, increased accounts receivable by approximately $10 million, increased cash by approximately $2 million, paid approximately $2 million on installment loans, and purchased approximately $1 million in equipment.

The Company has a cash interest payment in the amount of $1.2 million due on August 1, 2010, and another cash interest payment in the amount of $10.6 million due August 12, 2010.

The Company cautions that several factors other than those discussed above may impact the Company’s operating results and that a particular trend regarding the factors above may or may not be indicative of the Company’s current or future financial performance.

The Company is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995 and the applicable securities laws of Canada, in which the Company discusses factors it believes may affect its performance in the future. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing on its core services; the potential for excess capacity in the industry; and competition. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”) as well as other filings the Company has made with the Securities and Exchange Commission and the securities commissions or similar regulatory authorities in each of the provinces of Canada, other than Quebec.

This press release also contains references to the non-GAAP financial measure of adjusted EBITDA. For a reconciliation of adjusted EBITDA to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found on the “Investor Relations” page of Forbes Energy’s website, www.forbesenergyservices.com.

Reconciliation of Adjusted EBITDA to Net Income

(Unaudited)

	Three Months Ended
	March 31, 2010	June 30, 2010
		(projected)

Net loss	$(8,171,517)	$(4,483,050)
Depreciation and amortization	9,924,064	9,925,000
Interest expense	6,847,731	6,850,000
Income tax benefit	(4,000,607)	(2,413,950)
Stock based compensation	622,420	622,000

Adjusted EBITDA	$5,222,091	$10,500,000

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